Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

SIDUS SPACE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(h)	1,250,000	$4.93	(2)	$6,162,500	0.0000927	$572

	Total Offering Amounts								$572
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$572

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (the “Class A Common Stock”) that become issuable under the Sidus Space, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are based upon the average of the high and low prices of the Class A Common Stock on March 1, 2022, as reported on The Nasdaq Capital Market.